UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: January 4, 2010 (Date of earliest event reported)
Banyan Rail Services Inc. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-9043 (Commission File Number)	36-3361229 (I.R.S. Employer Identification No.)

2255 Glades Road, Suite 342-W, Boca Raton, Florida (Address of principal executive offices)	33431 (Zip Code)

561-443-5300 (Registrant’s telephone number, including area code)
B.H.I.T. Inc.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 4, 2010, Donald D. Redfearn was appointed a director of Banyan Rail Services Inc., formerly B.H.I.T Inc. (the “Company”).  The board of directors of the Company increased the number of directors from four to five and appointed Mr. Redfearn to fill the resulting vacancy.  Mr. Redfearn has been the owner of Redfearn Enterprises, LLC, a real estate holding company, since 2007.  From 1989 to 2007, he served as president of RailAmerica, Inc., a railroad holding company.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 4, 2010, the Company filed amendments to its Certificate of Incorporation with the State of Delaware changing its name to Banyan Rail Services Inc. and increasing its authorized capital stock to 76.0 million shares consisting of 75.0 million shares of common stock and 1.0 million shares of blank check preferred stock.  The Company did not file the amendment to its Certificate of Incorporation to effectuate a one-for-ten reverse stock split of the Company’s common stock, but expects to effectuate the stock split at a later date.  The amendments to the Certificate of Incorporation were adopted by written consent of the holders of a majority of the outstanding shares of stock of the Company entitled to vote on the amendments as described in the Company’s information statement on Schedule 14C filed with the Securities and Exchange Commission on October 14, 2009.  In connection with the name change, the Company will be assigned a new trading symbol for its common stock by the Over-the-Counter Bulletin Board (OTCBB). The Company expects the new trading symbol to be assigned in the next two weeks and will announce the new trading symbol via a press release.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits

3.1           Certificate of Amendment of Certificate of Incorporation dated January 4, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Banyan Rail Services Inc.

By:	/s/ C. Lawrence Rutstein
Name: C. Lawrence Rutstein Title: Vice President of Administration and Secretary

Dated:  January 6, 2010

EXHIBIT INDEX

Exhibit Number	Description

3.1	Certificate of Amendment of Certificate of Incorporation dated January 4, 2010